Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 8, 2025, with respect to the consolidated financial statements of Cal Microturbine, Inc. for the years ended December 31, 2024 and 2023 included in the Current Report on Form 8-K/A of Capstone Green Energy Holdings, Inc. dated October 23, 2025. We consent to the incorporation by reference of said report in the Registration Statement Capstone Green Energy Holdings, Inc. on Form S-8 (File No. 333-290788).

/s/ Rogers, Clem & Company

Covina, California

October 23, 2025